UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 15, 2009

ATI LIQUIDATING, INC.

(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	000-51642 (Commission File Number)	20-1979646 (I.R.S. Employer Identification Number)

440 Kings Village Road, Scotts Valley, CA 95066 (Address of principal executive offices) (Zip Code)
831-438-2100 (Registrant’s telephone number, including area code) AVIZA TECHNOLOGY, INC. (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On October 16, 2009, pursuant to the previously disclosed Asset Purchase Agreement dated August 13, 2009 (the “Asset Purchase Agreement”), Aviza Technology, Inc., a Delaware corporation (the “Company”), and certain of its subsidiaries, Aviza, Inc., a Delaware corporation (“AI”), Trikon Technologies, Inc., a Delaware corporation (“TTI”), Aviza Technology UK Limited (formerly known as Aviza Technology Limited), a company organized under the laws of England and Wales (“ATUKL”), and Aviza Technology International, Inc., a Delaware corporation (together with the Company, AI, TTI and ATUKL, the “Aviza Parties”), completed their previously announced sale to Sumitomo Precision Products Co., Ltd., a company organized under the laws of Japan, and to certain of its subsidiaries (collectively, “SPP”), of substantially all of the assets of the Aviza Parties and certain of the Aviza Parties’ subsidiaries related to their system, service, parts, spares and upgrade businesses for batch thermal products and technologies, atmospheric-pressure chemical vapor deposition products and technologies, physical vapor deposition products and technologies, chemical vapor deposition products and technologies, and plasma etch products and technologies, as well as their service, parts, spares and upgrade business for atomic layer deposition products and technologies, in a sale conducted under the provisions of Section 363 of the United States Bankruptcy Code and approved by the United States Bankruptcy Court for the Northern District of California (the “Bankruptcy Court”) on September 29, 2009 following the completion of an auction process in which SPP was declared the winning bidder (the “Section 363 Sale”).

The consideration for the Section 363 Sale consisted of (i) payment to the Aviza Parties of approximately $15 million in cash at closing; (ii) issuance to the Aviza Parties of a recourse promissory note with an aggregate principal amount of $10 million that bears interest at the prime rate, matures on April 16, 2011, is secured by the purchased accounts receivable and inventory and certain purchased intellectual property, is subject to mandatory monthly prepayments of principal to the extent that SPP’s collection of accounts receivable and sales of inventory securing the note, subject to certain adjustments, exceed $10 million, and is guaranteed by Sumitomo Precision Products Co., Ltd.; (iii) issuance to the Aviza Parties of a non-recourse promissory note with an aggregate principal amount that will be finalized post-closing, as described in the Asset Purchase Agreement, but which the Company currently expects to be approximately $30.5 million that does not bear interest, matures on April 16, 2011, is secured by the purchased accounts receivable and inventory, is subject to mandatory monthly prepayments of principal to the extent that SPP’s collection of accounts receivable and sales of inventory securing the note, as adjusted, exceed $20 million, and provides that on the maturity date, SPP will have the option of either repaying the outstanding principal amount of the non-recourse note in full or returning any remaining uncollected accounts receivable and unsold inventory to the Aviza Parties; and (iv) SPP’s assumption of certain liabilities of the Aviza Parties and their subsidiaries, including approximately $5 million of operating liabilities.

There is no material relationship, other than in respect of the Asset Purchase Agreement and the transactions contemplated thereby, between SPP or any of its affiliates, on the one hand, and the Company or any of its affiliates, or any of the Company’s directors or officers, or associates of such directors or officers, on the other hand.  See the Company’s Current Report on Form 8-K filed on August 17, 2009 for more information about the Asset Purchase Agreement.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 15, 2009, the Company’s Board of Directors (the “Board”) appointed Patrick C. O’Connor as a member of the Board. Effective upon the closing of the Section 363 Sale on October 16, 2009, each of Jerauld J. Cutini, Dana C. Ditmore and Klaus C. Wiemer resigned from the Board. In addition, effective upon the closing of the Section 363 Sale on October 16, 2009, Mr. Cutini resigned as President and Chief Executive Officer of the Company. On October 19, 2009, Mr. O’Connor resigned as Executive Vice President and Chief Financial Officer of the Company and was appointed by the Board to serve as Chief Executive Officer, Chief Restructuring Officer and Secretary of the Company.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 19, 2009, the Company filed with the Delaware Secretary of State a Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company, a copy of which is attached hereto as Exhibit 3.1 (the “Charter Amendment”), to change the name of the Company from “Aviza Technology, Inc.” to “ATI Liquidating, Inc.”  The Charter Amendment was made pursuant to Section 303 of the General Corporation Law of the State of Delaware and pursuant to an order of the Bankruptcy Court issued in connection with its approval of the Section 363 Sale.  Stockholder approval of the Charter Amendment was not required.

Item 8.01.	Other Events.

As previously disclosed,  the Company does not believe that holders of the Company’s common stock will receive any proceeds from the Section 363 Sale.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
Number

3.1	Certificate of Amendment to the Amended and Restated Certificate of Incorporation.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 21, 2009
ATI LIQUIDATING, INC.

	By:	/s/ Patrick C. O’Connor
Patrick C. O’Connor
Chief Restructuring Officer

EXHIBIT INDEX

Exhibit
Number

3.1	Certificate of Amendment to the Amended and Restated Certificate of Incorporation.